Exhibit 10.19
SECOND AMENDED AND RESTATED
LICENSE AGREEMENT
THIS AGREEMENT is between Perot Systems Family Corporation, a Texas corporation (“PSFC”), Ross Perot, Jr., an individual domiciled in Texas (“RP”; PSFC and RP are collectively referred to as “Licensor”), and Perot Systems Corporation, a Delaware corporation that is a successor in interest to Perot Systems Corporation, a Texas corporation formerly known as P S Information Systems, Inc. (“Licensee”).
Preliminary Statements
     Licensor has certain rights to make business use of the names “Perot Systems” (the “Name”) and “Perot” (the “Surname”);
     Licensee desires to use the Name and the Surname in connection with its business;
     PSFC and Licensee are parties to a License Agreement dated as of May 18, 1988 (fee “License”), pursuant to which Licensee was granted certain rights to use the Name and the Surname;
     PSFC, H. R. Perot and Licensee are parties to an Amended and Restated License Agreement dated as of August 1, 1992, which was amended by an Amendment to Amended and Restated License Agreement dated April 23, 1997 (as so amended, the “Amended License”), pursuant to which Licensee was granted certain additional rights to use the name “Perot Systems”;
     The parties desire to amend further the terms and conditions of the Amended License nunc pro tune by this Agreement.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises set forth in this Agreement, the parties agree as follows:
1.     Grant of License. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee and its Affiliates (hereinafter defined)
(a)	a non-exclusive, royalty-free, non-transferable license without geographic restriction to use the Name as part of their legal identity and otherwise in connection with their current and future businesses, products or services, including the right to sublicense these rights to Affiliates;

(b)	a non-exclusive, royalty-free, non-transferable license without geographic restriction to use the Surname as part of Licensee’s and its Affiliates’ internet domain names; and

(c)	a non-exclusive, royalty-free, non-transferable license without geographic restriction to grant a non-exclusive, royalty-free, non-transferable license to use the Name as part of the name, and in connection with the operations, of charitable foundations and other charitable organizations organized by or on behalf of Licensee or its Affiliates, including but not limited to the “Perot Systems India Foundation”, provided that the term of any such license may not extend beyond the term of this Agreement.
For purposes of this Agreement, the term “Affiliate” means (i) any legal entity that directly or indirectly owns or controls or is owned or controlled by or is under common control with Licensee, and (ii) partnerships, joint ventures and similar business entities in which Licensee has a direct or indirect equity interest.
2.     Ownership of Name. Licensee acknowledges Licensor’s rights in the Name and the name “Perot” and agrees it will do nothing inconsistent with such rights, except as permitted by this Agreement. Licensee shall keep Licensor informed of the products and services with respect to which the Name is used by

Licensee and shall comply with any reasonable guidelines relating to the use of the Name that Licensor may provide to Licensee from time to time.
3.     Quality Standards. Licensee agrees that it will not use the Name in any manner, or in connection with any products or services, which might, in Licensor’s sole judgment, result in a diminution of the value of the Name or bring disrepute to the Name. Licensee shall nave no right to use the Name except in connection with the use of “Perot Systems Corporation” as its corporate name, “Perot Systems” as part of the name of a Subsidiary or in connection with Internet domain names, “Perot Systems” as a trade name, and “Perot” as part of an Internet domain name, including “Perot.com”.
4.     Infringement Proceedings. Licensee agrees to notify Licensor of any unauthorized use of the Name by others promptly as it comes to Licensee’s attention. At the request of the Licensor or with the Licensor’s approval, Licensee shall, at its expense, promptly bring infringement or unfair competition proceedings with regard to any unauthorized use of the Name. Licensor shall have the right to join in any such proceeding at its expense.
5.     Term. The rights granted to Licensee in this Agreement shall continue indefinitely, but either party may, in its discretion, terminate such rights at any time, with or without cause, by giving the other party written notice of such intended termination. Licensee shall discontinue all use of the Name in accordance with Section 6 hereof within one year following the receipt of any such notice of intended termination.
6.     Effect of Termination. Upon receipt of notice of intended termination of the rights granted in this Agreement, Licensee shall, within one year thereafter, discontinue all use of the Name and any name or mark confusingly similar thereto, shall delete “Perot” from its corporate name and trade name and that of any Affiliates, shall terminate any sublicenses of the rights granted in this Agreement, and shall take whatever other actions may be reasonably necessary to ensure that all rights in the Name and the goodwill connected therewith shall remain Licensor’s property.
7.     Trademarks and Service Marks. Licensee has and shall have the right to register “Perot Systems”, “perotsystems.com” and any similar marks and “perot.com” as a trademark or service mark in any country or state in connection with uses of the Name permitted by this Agreement, and to take any other steps Licensee deems appropriate, at its expense, to protect or enhance the intellectual property rights granted in this Agreement. In the event of any termination of this Agreement, and upon the request of Licensor, Licensee will transfer to Licensor all such trademarks, service marks, and other intellectual property rights relating to the Name which Licensee may then have.
8.     Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Texas.
9.     Severability. If any provision of this Agreement will be held invalid or unenforceable for any reason, the validity and enforceability of all other provisions will not be affected thereby.
10.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to its subject matter and may be waived or modified only in writing.
IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties have executed this Agreement on the dates set forth below, to be effective as of May 18, 1988.

PEROT SYSTEMS FAMILY CORPORATION		PEROT SYSTEMS CORPORATION

By: Name:	H. R. Perot H. R. Perot	By: Name:	Thomas D. Williams
Title:	President	Title:
Date:	10-6-05	Date:

ROSS PEROT, JR.
/s/ Ross Perot
Date: ______